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                                                                    Exhibit 99.2

May 9, 2003
Board of Directors
Airborne, Inc.
3101 Western Avenue
Seattle, Washington 98111

Re: Initially Filed Registration Statement on Form S-4 of ABX Air, Inc. (File No. 333- ) Relating to the Common Stock of ABX Air, Inc. and Initially Filed Preliminary Proxy Statement on Schedule 14A of Airborne, Inc. Relating to the Transaction Described Herein.

Ladies and Gentlemen:

Reference is made to our opinion letter, dated March 25, 2003, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $1.00 per share, of Airborne, Inc. ("Airborne"), of the Merger Consideration (as defined therein) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of March 25, 2003, among DHL Worldwide Express B.V. ("DHL"), Atlantis Acquisition Corporation, an indirect, wholly owned subsidiary of DHL, and Airborne.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Airborne in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Airborne has determined to include our opinion in the above-referenced Registration Statement and Proxy Statement.

In that regard, we hereby consent to the reference to our opinion under the captions "Questions and Answers About the Stockholders Meeting," "Summary--Opinion of Airborne's Financial Advisor", "The Merger--Background of The Merger," "The Merger--Airborne's Reasons for the Merger; Recommendation of the Airborne Board of Directors" and "The Merger--Opinion of Airborne's Financial Advisor" and to the inclusion of the form of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement and in the above-mentioned Proxy Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and in the above-mentioned Proxy Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement or Proxy Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,

/s/ Goldman, Sachs & Co.
________________________
(GOLDMAN, SACHS & CO.)